Exhibit 10.40

AMENDMENT 1

TO

LETTER AGREEMENT

This Amendment (the “Amendment”) to the Letter Agreement entered into on January 14, 2007 by and between AmerisourceBergen Corporation (“AmerisourceBergen”), Kindred Healthcare, Inc. (“Kindred”), PharMerica Corporation, formerly known as Safari Holding Corporation (the “Company”) and Gregory S. Weishar (hereinafter referred to as “you” or “your”). This Amendment shall amend the Letter Agreement and shall be effective on the 13th day of November, 2007.

WHEREAS, You and the Company have agreed to modify the terms of the Letter Agreement with regard to the integration bonuses; and

WHEREAS, Following the Closing, the Transfer Date occurred and all rights and obligations under the Letter Agreement previously owed by Kindred and AmerisourceBergen transferred to the Company; and

NOW THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Delete Section 6 of the Letter Agreement in its entirety and replace it with the following new Section 6:

6. Integration Bonus. In addition, to the bonuses set forth in Sections 4 and 5 of this Letter Agreement, you will be entitled to receive two special integration bonuses with respect to the performance of the Company for two specified periods after the Closing, subject to the following terms and conditions: If the Company achieves a $30 million synergy target during the Term and on or before the 18 month anniversary of the Closing, as determined by the Board, or the Committee, in its reasonable discretion, you will receive a one-time cash bonus of $500,000, to be paid (subject to deferral at your election as provided in Section 9(c)) as soon as reasonably practicable following the date that such synergy target is achieved. If the Company achieves a synergy target of $45 million or more during the Term and on or before the 24 month anniversary of the Closing, as determined by the Board, or the Committee, in its reasonable discretion, you will receive a separate bonus of $500,000, to be paid (subject to deferral, at your election, as provided under Section 9(c) below) as soon as reasonably practicable after the date that such synergy target is achieved.

2. All terms and conditions of the Letter Agreement which are inconsistent with the provisions of this Amendment shall be replaced by this Amendment.

6. All terms and conditions of the Letter Agreement which are not inconsistent with the provisions of this Amendment shall remain in full force and effect.

In Witness Whereof, the parties hereto have caused this Amendment to be executed on the date hereinabove written by their respective officers or representatives duly authorized so to do.

PHARMERICA CORPORATION

By:	/s/ Michael J. Culotta
Name:	Michael J. Culotta
Title:	Executive Vice President and Chief Financial Officer

GREGORY S. WEISHAR

/s/ Gregory S. Weishar